Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-184193
Dated February 24, 2015

Press Release

New York	February 24, 2015

Deutsche Bank renames 26 Exchange Traded Notes (ETNs)

Deutsche Bank announced today that the 26 exchange traded notes (ETNs) listed in the table below have been renamed, effective immediately.  The ticker symbols for the renamed ETNs will remain unchanged. This follows Deutsche Bank and Invesco Distributors, Inc.’s decision to no longer market Deutsche Bank’s ETNs under the “PowerShares” brand.

Current Brand Name	New Brand Name	Ticker Symbol
PowerShares DB Gold Double Short ETN	DB Gold Double Short ETN	DZZ
PowerShares DB Gold Double Long ETN	DB Gold Double Long ETN	DGP
PowerShares DB Gold Short ETN	DB Gold Short ETN	DGZ
PowerShares DB Crude Oil Double Short ETN	DB Crude Oil Double Short ETN	DTO
PowerShares DB Crude Oil Short ETN	DB Crude Oil Short ETN	SZO
PowerShares DB Crude Oil Long ETN	DB Crude Oil Long ETN	OLO
PowerShares DB 3x Short 25+ Year Treasury Bond ETN	DB 3x Short 25+ Year Treasury Bond ETN	SBND
PowerShares DB 3x Long 25+ Year Treasury Bond ETN	DB 3x Long 25+ Year Treasury Bond ETN	LBND
PowerShares DB 3x German Bund Futures ETN	DB 3x German Bund Futures ETN	BUNT
PowerShares DB German Bund Futures ETN	DB German Bund Futures ETN	BUNL
PowerShares DB 3x Japanese Govt Bond Futures ETN	DB 3x Japanese Govt Bond Futures ETN	JGBT
PowerShares DB Japanese Govt Bond Futures ETN	DB Japanese Govt Bond Futures ETN	JGBL
PowerShares DB 3x Inverse Japanese Govt Bond Futures ETN	DB 3x Inverse Japanese Govt Bond Futures ETN	JGBD
PowerShares DB Inverse Japanese Govt Bond Futures ETN	DB Inverse Japanese Govt Bond Futures ETN	JGBS
PowerShares DB Agriculture Double Short ETN	DB Agriculture Double Short ETN	AGA
PowerShares DB Agriculture Double Long ETN	DB Agriculture Double Long ETN	DAG
PowerShares DB Agriculture Short ETN	DB Agriculture Short ETN	ADZ
PowerShares DB Agriculture Long ETN	DB Agriculture Long ETN	AGF
PowerShares DB Base Metals Double Short ETN	DB Base Metals Double Short ETN	BOM
PowerShares DB Base Metals Double Long ETN	DB Base Metals Double Long ETN	BDD
PowerShares DB Base Metals Short ETN	DB Base Metals Short ETN	BOS
PowerShares DB Base Metals Long ETN	DB Base Metals Long ETN	BDG
PowerShares DB Commodity Double Short ETN	DB Commodity Double Short ETN	DEE
PowerShares DB Commodity Double Long ETN	DB Commodity Double Long ETN	DYY
PowerShares DB Commodity Short ETN	DB Commodity Short ETN	DDP
PowerShares DB Commodity Long ETN	DB Commodity Long ETN	DPU

For further information, please call:

Deutsche Bank AG Press & Media Relations
Catherine Wooters
Phone: +1 (212) 250-2790
E-Mail: catherine.wooters@db.com

Deutsche Asset & Wealth Management

With $1.26 trillion of assets under management (as of December 31, 2014), Deutsche Asset & Wealth Management is one of the world's leading investment organizations. Deutsche Asset & Wealth Management offers individuals and institutions traditional and alternative investments across all major asset classes. It also provides tailored wealth management solutions and private banking services to high-net-worth individuals and family offices.

Deutsche Asset & Wealth Management is the brand name of the Asset Management and Wealth Management division of the Deutsche Bank Group. The legal entities offering products or services under the Deutsche Asset & Wealth Management brand are listed in contracts, sales materials and other product information documents.

Deutsche Bank AG has filed a registration statement (including a prospectus, prospectus supplement and pricing supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and pricing supplement in that registration statement and other documents that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement and pricing supplement if you so request by calling toll-free 1-877-369-4617.

© 2015 Deutsche Asset & Wealth Management. All rights reserved. I-037609-1.0

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